Exhibit 99.1

Silver Dragon Resources Inc. Appoints Chief Financial Officer

TORONTO, ONTARIO (MARKET WIRE) September 8, 2010 — Silver Dragon Resources Inc. (OTCBB: SDRG) is pleased to announce the appointment of Jeffrey D. Sherman as Chief Financial Officer and Corporate Secretary. Mr. Sherman is a chartered accountant with extensive management and financial market experience. He is a director of several companies, as well as chief financial officer of a TSX-listed company.

Mr. Sherman has over twenty years experience in finance, including as chief financial officer of several companies. He has written approximately 20 books covering risk management, treasury, cash management, finance, and related topics, and instructs numerous courses, including the Executive Development program, at the Institute of Chartered Accountants of Ontario.

“We are extremely pleased to have someone of Jeffrey’s caliber and background joining Silver Dragon, as we continue to advance our properties toward production and prepare to apply for a listing on the Toronto Stock Exchange. Jeffrey’s experience with finance and accounting, particularly in the metals sector, make him a valuable addition to our executive management team,” commented Mr. Marc Hazout, President and Chief Executive Officer of Silver Dragon Resources, Inc.

About Silver Dragon

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon’s objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, or are producing properties with significant untapped exploration potential. Management’s objective is to grow Silver Dragon into a significant silver producer by developing the Cerro las Minitas and Erbahuo projects in Mexico and China, respectively. For more information, please visit the Company’s website at: www.silverdragonresources.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: general economic conditions and financial markets, changes in market prices of silver and other metals, technological and operational risks, and other risks set out in the Company's most recent Form 10-K available at www.sec.gov/edgar.shtml.

Contact:
Silver Dragon Resources Inc.
Marc Hazout, President or Alessandro Motta, Investor Relations
(416) 223-8500         1-866-512-SDRG
info@silverdragonresources.com